                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is made between C. Jones & Company, Inc., a Nevada corporation ("CJC") and, Para-Link, Inc. ("Corporation" or "Client"), with respect to the following:

                                    RECITALS

         WHEREAS, CJC is in the business of providing public relations and general business consulting services to privately held and publicly held corporations; and

         WHEREAS, the Client is a public company trading on the OTC Bulletin Board, symbol ("PLNK"), and wishes to retain the services of CJC.

                                    AGREEMENT

         CONSIDERATION of the mutual promises made by CJC and the Client, and the terms and conditions hereafter set forth, the receipt and adequacy of such consideration being mutually acknowledged, CJC and the Client therefore agree to the following:

1.       TERMS OR THIS CONSULTING AGREEMENT:

         A. TERM: The initial turn shall be for one year commencing upon execution of this Agreement.

         B. CONSULTING SERVICES: As a public relations company, which incorporates a variety of programs, techniques and tools, CJC will provide general assistance to Client in the area of public relations, such as: preparing and disseminating financial press releases to various news wire organizations; disseminating relevant corporate information to the general public and brokerage houses; assisting Client in the promotion of the Corporation's day to day market activities; acting as a liaison on behalf of the Corporation with the general public and equity brokers, and any other public relations activities that the parties herein agree upon in writing.

         C. CONSIDERATION: For services rendered by CJC on behalf of Client pursuant to this Agreement, upon execution of this Agreement. Client shall compensate CJC as follows:

                  1. CJC shall have an option to exercise the purchase, directly or through an affiliate, of 800,000 warrants of PLNK, which shall be converted to PLNK free-trading stock at $0.50 a share. Though it does not guarantee that it will do so, CJC, it its sole discretion, will attempt to exercise said option to purchase a minimum of 25,000 of said warrants commencing within 7 days after the formal execution of this agreement. Further, and again, at its sole discretion, CJC will consider exercising said option to purchase additiona1 25,000 warrants of PLNK each and every week thereafter, until its option to increase 800,000 PLNK warrants have been exhausted.

         D. EXPENSES. Unless otherwise agreed to in writing, each parry shall be responsible for its own costs with regard to the terms and conditions set forth in this Agreement.

         E. EXTENSIONS AND RENEWALS: This Agreement may be extended ("Extension Period") on a quarterly basis by mutual agreement of the parties, following a mutual1y negotiated, written amendment to this Agreement specifying the new time period, terms of the Amendment and CJC's compensation for the Extension Period. Notice of mutually agreed extension amendment must comply with Section 1-F.

         F. OFFICIAL NOTICE. All official communications or legal notices shall be given in writing by registered or certified mail, addressed to the respective party at the postal address or other address(es) as each party may hereafter designate in writing, or when sent by facsimile transmission, charges prepaid. The present addresses of the parties are as follows:

                            C. JONES & COMPANY, INC.
                         6977 East Chestnut Hill Street
                         Highlands Ranch, Colorado 80126
                              303-470-4783 (phone)
                               303-470-3312 (fax)
                              Attn: C. Allen Jones

                                      AND,

                                 PARA-LINK. INC
                                 2619 Gravel Rd.
                              Fort Worth, TX 76118
                                  81 7-589.0707
                                Attn Bob Roberts

2.       CONFIDENTIALITY OF PROPRIETARY INFORMATION:

         A.       CONFIDENTIAL INFORMATION

                  1. "Confidential Information" means any proprietary information, technical data or know-how disclosed to CJC, either directly or indirectly in writing, orally, by drawing, or by inspection or other tangible items. Confidential information shall include, without limitation, all business, product, research and financial plans of Client disclosed to or discussed with CJC.

                  2. Client agrees not to use any of CJC's or any of its part or sibling companies ("CJC and Companies") confidential information for its own uses or for any purpose except to carry out discussions or a business understanding between Client and CJC.

                  3. Client agrees not to disclose any of CJC and Companies' confidential information to any third party and, and that they will take all reasonable measures to protect the secrecy of and avoid disclosure or use of CJC and Companies' confidential information.

                  4. Client and CJC acknowledge that nothing contained in this Agreement will be construed as granting any rights, by license or otherwise, to either party's or

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

                           any of its parent or sibling companies' confidential information, except as specified in this Agreement.

                  5. CJC agrees to be bound by all of the above terms contained in this Section concerning Client's confidential and proprietary information that may be obtained in the course of this Agreement.

         B. LIMITATION OF LIABILITY FOR NON PARTY DISCLOSURES: CJC shall have no liability to the Client with respect to the use or disclosure to others not party to this Agreement, of such information as CJC can establish to:

                  1.       Have been publicly known;

                  2. Have become known, without fault on the part of CJC, subsequent to disclosure by Client of such information to CJC;

                  3. Have been otherwise known by CJC prior to communication by the Client to CJC of such information; or

                  4. Have been received by CJC at any time from a source other than Client lawfully having possession of such information.

         C. UNAUTHORIZED USE: Both parties agree that any unauthorized use of any proprietary information whether accidental or otherwise shall be construed as intentional and shall be considered a breach of this Agreement.

3.       ARBITRATION:

         A. All disputes that cannot be settled between the parties together under this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then controlling.

         B. DISPUTES SHALL NOT AFFECT AGREEMENT. Disputes, differences or controversies between the parties during the term of this Agreement shall not interrupt performance of this Agreement.

                  1. In the event of any such dispute, difference or controversy this agreement shall continue to be in full force, and settlements and payments shall be made in the same manner as prior to such dispute, difference or controversy, until the matter in dispute has been finally determined between the parties.

4.       TERMINATION OF AGREEMENT:

         A. BREACH: Unilateral termination of this Agreement prior to conclusion of the 1 year term shall be considered breach of this Agreement.

         B. FAILURE TO REMIT EXPENSES: The continued lack of payment by Client to CJC for a period of 14 continuous days pursuant to
                  Section 1(C) shall be considered a breach of this Agreement and shall, at CJC's option, be valid grounds to terminate this Agreement.

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

         C. COSTS DUE UPON BREACH: Notwithstanding the breach of this Agreement by Client, CJC shall be entitled to receipt of all fees, hard costs, compensation and expenses incurred for actual work performed at its normal consulting rates, and shall retain or continue to be entitled to any stock either issues or authorized to be issued to CJC or its designees.

5.       CONTROLLING LAWS OF AGREEMENT:

         A. BEST EFFORTS BASIS: CJC agrees that it will at all times faithfully, to the best of its experience, ability and talents, perform all the duties that may be requried of and from CJC pursuant to the terms of this Agreement. CJC does not guarantee that its efforts will have any impact on Client's business or that any subsequent financial improvement will result from CJC's efforts. Client understands and acknowledges that the success or failure of CJC's efforts will be predicated on Client's assets, operating results and management decisions.

         B. BINDING LAW: This Agreement shall be subject to all valid applicable laws, rules and regulations of the State of Colorado and of the United States. In the event that this Agreement, any of its provisions, or its outlined operations are found to be inconsistent with or contrary to any such laws, rules or regulations, the latter shall control. Furthermore, if commercially practicable, this Agreement shall be considered modified accordingly and shall continue in full force and effect as so modified.

                  1. Both parties reserve the right to meet within a reasonable time and discuss any necessary amendments or modifications should the modified Agreement not be commercially practicable in the opinion of either party's legal counsel.

                  2. In the event of litigation or other dispute resolution, this Agreement shall be controlled by the laws of the State of Colorado.

                  3. In the event of dispute resolution, disputes, differences, or controversies shall be heard in the venue of the State of Colorado, in Douglas County, Colorado.

         C. ENTIRE AGREEMENT: This Agreement shall constitute the entire Agreement between the parties unless modified by a written amendment signed by all of the parties or their successors in interest. There are no other agreements, undertakings, restrictions, representations or warranties among the parties other than those described and provided for in this Agreement and expressly signed by the parties therein.

         D. WAIVER: Client agrees that CJC's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of that provision or provisions, nor shall such failure prevent CJC from thereafter enforcing each and every provision of this Agreement.

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

6. DUE DILIGENCE: The parties herein agree to mutually cooperate with each other concerning any reasonable requests with respect to pursing proper and necessary due diligence.

7. PARTIES' REPRESENTATIONS: Client represents to CJC and CJC represents to Client that each of the following are true and complete as of the date of this Agreement:

         A. Client and CJC are corporations organized, validly existing, and in good standing under the laws of the state(s) of their incorporations, with full corporate power and authority and all necessary governmental authorization to own, lease and operate property and carry on their businesses as they are now being conducted. Client and CJC are qualified to do business in and are in good standing in every jurisdiction in which the nature of their businesses or the property(ies) owned and leased by them makes such qualifications necessary.

8. CJC IS NOT AN AGENT OR EMPLOYEE OF CLIENT: CJC's obligations under this Agreement consist solely of the services previously described. In no event shall CJC be considered to act as an employee or agent of Client or otherwise represent or bind Client. For the purposes of this Agreement, CJC is an independent contractor. All final decisions with respect to acts of Client, whether or not made pursuant to or in reliance on information or advice furnished by CJC in this Agreement, shall be those of Client. CJC's employees or agents shall under no circumstances be liable for any expense incurred or loss suffered by Client as a consequence of such action or decisions.

9. ATTORNEY FEES: In the event that any court proceeding or dispute resolution procedure is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether on trial or on appeal) shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incidental to such legal action. The term "prevailing party" as defined in this Agreement shall mean the party in whose favor a final judgment or award on the defined Agreement shall mean the merits is entered. The prevailing party of the
         ______________________________________.

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

10. FACSIMILE COUNTERPARTS: If a party is facsimile of the signature page to the other ________________ the electronic facsimile as a signed Agreement may be executed in counterpart. [MISSING TEXT]

         AGREED TO this 27th day of April, 1998

         C. JONES & COMPANY, INC.



                  /s/ C. Allen Jones
         ----------------------------------------
         C. Allen Jones, President



         PARA-LINK, INC.



                  /s/ Joseph Meredith
         ----------------------------------------
         Joseph Meredith, Chairman and CEO


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